Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No. 712

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $15,000,000 Enhanced Outperformance Notes due 2008 (Linked to the S&P 100® Index and the Russell 2000® Index)

        The amount that you will be paid on your notes on the stated maturity date (December 31, 2008, subject to postponement as described elsewhere in this prospectus supplement) will be based on the underperformance or outperformance of the S&P 100® Index (which we also refer to as the “long index” in this prospectus supplement) versus the Russell 2000® Index (which we also refer to as the “short index” in this prospectus supplement), as measured during the period beginning on and including the trade date (March 10, 2008) to and including the determination date (December 23, 2008, subject to postponement as described elsewhere in this prospectus supplement).

        To determine your payment at maturity, we will first calculate the performance of the long index and the short index by dividing the final long index level and the final short index level (each of which we will determine on the determination date) by the initial long index level (597.27) and the initial short index level (658.16), respectively. The performance of the long index and the short index will be referred to as, respectively, the “long index performance” and “short index performance” and will each be expressed as a percentage. The long index performance and the short index performance may each be greater than (based on any increase in the respective index level over the life of the notes) or less than (based on any decrease in the respective index level over the life of the notes) 100%.

        If the long index performance is greater than or equal to the short index performance, then we will calculate the “outperformance” by subtracting the short index performance from the long index performance. If the short index performance is greater than the long index performance, then we will calculate the “underperformance” by subtracting the long index performance from the short index performance. On the stated maturity date, for each $1,000 face amount of your notes:

•	If the long index outperforms the short index, you will receive, as a percentage of each $1,000 face amount of your notes, an amount equal to 100% plus the lesser of (a) the maximum return of 16% or (b) the outperformance multiplied by the enhancement multiplier of 2; or
•	If the long index underperforms the short index, you will receive, as a percentage of each $1,000 face amount of your notes, an amount equal to 100% minus the lesser of (a) the underperformance or (b) 100%.

        The notes provide a return at maturity of 2% for every 1% that the long index outperforms the short index, up to a maximum return of 16%. If the long index underperforms the short index, for every 1% of underperformance you will lose 1% of your investment. The notes do not bear interest.

        The principal of your notes is not protected and you could lose your entire investment in the notes if the S&P 100® Index underperforms the Russell 2000® Index. The return on your notes will be based only on the underperformance or outperformance (as determined on the determination date) of the long index versus the short index, in each case measured by the relative change in the levels of the indices, subject to the maximum return, and will not be adjusted for any change in the levels of the indices on any other day. In addition, the notes will not pay interest and no other payments will be made on the notes prior to the stated maturity date.

        Your investment in the notes involves certain risks. You should read “Additional Risk Factors Specific to Your Notes” on page S-7 so that you may better understand those risks.

Original issue date (settlement date): March 17, 2008 Original issue price: 100% of the face amount	Underwriting discount: 0.05% of the face amount Net proceeds to the issuer: 99.95% of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

        Standard & Poor’s®”, “S&P®”, “Standard & Poor’s 100” and “S&P 100®” are registered trademarks of The McGraw Hill Companies, Inc. and are licensed for use by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Standard & Poor’s makes no representation regarding the advisability of investing in the notes. This prospectus supplement contains a more detailed description of the limited relationship Standard & Poor’s has with The Goldman Sachs Group, Inc. and these notes on page S-19. The foregoing in no way modifies or limits any disclaimers or limitations of liability that the The Goldman Sachs Group Inc. may make to prospective or actual purchasers or holders of the notes.

        The Russell 2000® Index is a trademark of Russell Investment Group (“Russell”) and has been licensed for use by The Goldman Sachs Group, Inc. The notes are not sponsored, endorsed, sold or promoted by Russell and Russell makes no representation regarding the advisability of investing in the notes.

Goldman, Sachs & Co.

Prospectus Supplement dated March 10, 2008

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS AND PROSPECTUS SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-12. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Long index: S&P 100® Index (Bloomberg ticker “OEX”), as published by Standard & Poor’s, a division of The McGraw-Hill Companies (Standard & Poor’s)

Short index: Russell 2000® Index (Bloomberg ticker “RTY”), as published by Russell Investment Group

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000; $15,000,000 in the aggregate for all the offered notes

Trade date: March 10, 2008

Settlement date (original issue date): March 17, 2008

Stated maturity date: December 31, 2008, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-13

Determination date: December 23, 2008, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-14

Enhancement multiplier: 2

Payment amount: on the stated maturity date, we will pay the holder for each $1,000 face amount of the notes an amount, if any, in cash equal to:

•	if the long index outperforms the short index, such that the long index performance is greater than or equal to the short index performance, a percentage of the $1,000 face amount equal to 100% plus the lesser of (1) the maximum return or (2) the outperformance multiplied by the enhancement multiplier; or
•	if the long index underperforms the short index, such that the long index performance is less than the short index performance, a percentage of the $1,000 face amount equal to 100% minus the lesser of (1) the underperformance or (2) 100%

Outperformance cap: 8%

Maximum return: 16% (equal to the outperformance cap multiplied by the enhancement multiplier)

Initial long index level: 597.27

Final long index level: the closing long index level on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-14 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-14

Initial short index level: 658.16

Final short index level: the closing short index level on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-14 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-14

Closing level of an index: for each index, the official closing level of such index or any successor index published by the relevant index sponsor at the regular weekday close of trading on any trading day on the primary securities exchange for the stocks underlying such index

Long index performance: the result of the final long index level divided by the initial long index level, expressed as a percentage

Short index performance: the result of the final short index level divided by the initial short index level, expressed as a percentage

Outperformance: if the long index performance is greater than or equal to the short index performance, the long index performance minus the short index performance

Underperformance: if the short index performance is greater than the long index performance, the short index performance minus the long index performance

No interest: the notes do not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-15

Trading day: as described on page S-15

CUSIP: 38144U878

ISIN: US38144U8788

HYPOTHETICAL EXAMPLES

        The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical index levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

        The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the final levels of the indices will be on the determination date. The indices have been highly volatile — meaning that the index levels has changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

        For these reasons, the actual performance of the indices over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices shown elsewhere in this prospectus supplement. For information about the levels of the indices during recent periods, see “The Indices — Historical Closing Levels of the Indices” on page S-19. Before investing in the offered notes, you should consult publicly available information to determine the levels of the indices between the date of this prospectus supplement and your purchase of the offered notes.

        The levels in the leftmost column and second column of the tables represent hypothetical long index performance and short index performance, respectively, on the determination date. The amounts in the rightmost column represent the hypothetical payment amounts, based on the corresponding hypothetical long index performances and short index performances and are expressed as percentages of the outstanding face amount of your notes. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would make for the outstanding face amount of your notes on the stated maturity date would equal 100% of the outstanding face amount of your notes, based on the corresponding hypothetical long index performance and short index performance and the assumptions noted below.

        The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. The table further assumes that there is no change in or affecting the composition of the indices or the method by which the index sponsors calculate the underlying index level, and that no market disruption event occurs with respect to such underlying index on the determination date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the tables below such as interest rates and the volatility of the indices. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” below. The table below is also subject to the key terms and assumptions below.

Key Terms and Assumptions
Face amount	$1,000
Outperformance cap	8%
Maximum return	16%
Enhancement multiplier	2
No market disruption event or non-trading day occurs with respect to either index on the originally scheduled determination date
No change in or affecting any of the index stocks or the method by which the applicable index sponsor calculates the applicable index
No change in the relative weighting of any index stocks underlying the indices

        Any rate of return you may earn on an investment in the notes may be lower than what you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

Hypothetical Long Index Performance	Hypothetical Short Index Performance	Hypothetical Outperformance	Hypothetical Underperformance	Hypothetical Payment Amount at Maturity as % of Face Amount

If the long index and the short index remain unchanged, the payment amount will be the face amount.

100.00%	100.00%	0.00%	N/A	100.00%

If the long index increases or remains unchanged and the short index declines, the payment amount will be greater than the face amount. However, the payment amount will be subject to the maximum return.

135.00%	80.00%	55.00%	N/A	116.00%

115.00%	90.00%	25.00%	N/A	116.00%

100.00%	95.00%	5.00%	N/A	110.00%

If both the long index and the short index increase, the payment amount then depends on the corresponding outperformance (subject to the maximum return) or underperformance.

165.00%	130.00%	35.00%	N/A	116.00%

125.00%	118.00%	7.00%	N/A	114.00%

110.00%	115.00%	N/A	5.00%	95.00%

105.00%	125.00%	N/A	20.00%	80.00%

If both the long index and short index decline, the payment amount then depends on the corresponding outperformance (subject to the maximum return) or underperformance.

95.00%	75.00%	20.00%	N/A	116.00%

90.00%	80.00%	10.00%	N/A	116.00%

85.00%	90.00%	N/A	5.00%	95.00%

80.00%	95.00%	N/A	15.00%	85.00%

Hypothetical Long Index Performance	Hypothetical Short Index Performance	Hypothetical Outperformance	Hypothetical Underperformance	Hypothetical Payment Amount at Maturity as % of Face Amount

If the long index declines and the short index increases or remains unchanged, the payment amount will be less than the face amount.

95.00%	105.00%	N/A	10.00%	90.00%

93.00%	130.00%	N/A	37.00%	63.00%

50.00%	160.00%	N/A	110.00%	0.00%

        If, for example, the long index performance were determined to be 135.00% and the short index performance were determined to be 80.00%, the payment amount that we would deliver on your notes at maturity would be 116.00% of the face amount of your notes, as shown in the table above. In addition, if, for example, the long index performance were determined to be 80.00% and the short index performance were determined to be 95.00%, the payment amount that we would deliver on your notes at maturity would be 85% of the face amount of your notes.

We cannot predict the actual final long index level or final short index level on the determination date or the market value of your notes, nor can we predict the relationship between the applicable index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the actual final long index level and final short index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid, if any, in respect of your notes on the stated maturity date may be very different from the hypothetical payment amounts shown in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks underlying the indices to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Will Not Be Protected

        The principal of your notes will not be protected. Our cash payment on your notes on the stated maturity date will be based on the comparative performance of the S&P 100® Index relative to the Russell 2000® Index as measured during the period beginning on and including the trade date to and including the determination date. If the S&P 100® Index underperforms the Russell 2000® Index, for every 1% of underperformance you will lose 1% of your investment. You may lose your entire investment in your notes.

        Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Payment Amount on Your Notes Is Not Linked to the Long Index Level or the Short Index Level at any Time Other Than the Determination Date

        The final long index level and the final short index level will be based on the closing levels of the respective indices on the determination date (subject to adjustments as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” below). Therefore, if the closing level of the long index dropped precipitously or the closing level of the short index increased significantly on the determination date, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing levels of the indices prior to such drop in the long index level or increase in the short index level. Although the actual levels of the indices on the stated maturity date or at other times during the life of your notes may be higher or lower than the final long index level and the final short index level, you will not benefit from the closing levels of the indices at any time other than on the determination date.

The Potential Return on Your Notes is Limited

        Your ability to participate in any outperformance of the long index in relation to the short index is limited. The maximum amount you may be paid on your notes at maturity will be limited by the maximum return, which is 16%.

Your Notes Do Not Bear Interest

        You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Return on Your Notes Will Not Reflect any Dividends Paid on the Index Stocks

        The applicable index sponsor calculates the level of the applicable index by reference to the prices of the index stocks, without taking account of the value of dividends paid on those stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks comprising the applicable index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights or Rights to

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Receive any Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Factors

        The following factors, many of which are beyond our control, will influence the value of your notes:

•	the long index level, the short index level, the maximum return, the outperformance cap and the enhancement multiplier;
•	the volatility— i.e., the frequency and magnitude of changes—of the levels of the indices;
•	the time remaining until your notes mature;
•	the dividend rates of the stocks underlying the indices;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the indices, and which may affect the index levels;
•	interest and yield rates in the market; and
•	our creditworthiness.

        These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the indices based on their historical performance.

If the Levels of the Indices Change, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the indices. Changes in the levels of the indices may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Factors” above.

You May Lose Some of the Principal Amount of Your Notes Even if Both Indices Increase or Both Indices Decline

        Your return on the notes depends on the relative performances of the indices. If both indices increase, you will lose some of the principal amount of your notes if at the determination date the percentage increase in the level of the long index has been less than that of the short index. Likewise, if both indices decline, you will lose some of the principal amount of your notes if at the determination date the percentage decrease of the long index has been more than that of the short index. In either case, what we call “underperformance” will have occurred.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Indices or the Index Stocks May Impair the Market Value of Your Notes

        As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing futures and other instruments linked to the indices or the index stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the indices or the index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the indices or the index stocks. Any of these hedging activities may adversely affect the levels of the indices — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

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        Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the indices or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs &Co. or our other affiliates could adversely affect the levels of the indices — directly or indirectly by affecting the price of the index stocks — and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the levels of the indices or the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive any Stock

        Investing in your notes will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your notes will be paid in cash, and you will have no right to receive delivery of any index stocks.

Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the indices and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the levels of the indices, could be adverse to your interests as a beneficial owner of your notes.

        Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates may have published and in the future expect to publish research reports with respect to the indices, and some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

        As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the final long index level and the final short index level on the determination date, which we will use to determine the amount we must pay on the stated maturity date, and determining whether to postpone the determination date because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the indices. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

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The Policies of the Applicable Index Sponsor and Changes That Affect the Indices or the Index Stocks Could Affect the Amount Payable on Your Notes and Its Market Value

        The policies of the applicable index sponsor concerning the calculation of the applicable index level and additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the applicable index level could affect the level of the applicable index, and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the applicable index sponsor discontinues or suspends calculation or publication of the applicable index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the final long index level or the final short index level is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the final long index level or the final short index level on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the final long index level and the final short index level on the determination date and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” and “Specific Terms of Your Notes — Role of Calculation Agent” below.

Except to the Extent We are One of the Companies Whose Common Stocks Underlie the S&P 100® Index, There Is No Affiliation Between the Index Stock Issuers or the Index Sponsors and Us, and We Are Not Responsible for any Disclosure by the Index Stock Issuers or the Index Sponsors

        Goldman Sachs is one of the companies whose common stocks underlie the long index. Goldman Sachs is not otherwise affiliated with the issuers of the index stocks or the index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the indices and the index stock issuers. You, as an investor in your notes, should make your own investigation into the indices and the index stock issuers. See “The Indices” below for additional information about the indices.

        Neither the index sponsors nor the index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsors nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

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The Calculation Agent Can Postpone the Determination Date and the Stated Maturity Date if a Market Disruption Event or a Non-trading Day Occurs With Respect to Either Index

        If the calculation agent determines that, on the determination date, with respect to either index, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing with respect to either of the indices. In no event will the determination date be postponed later than the originally scheduled stated maturity date, or if such date is not a business day, the business day following the originally scheduled stated maturity date. If the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such date will nevertheless be the determination date for both indices.

        As a result of any of the foregoing, the stated maturity date for your notes will also be postponed. Thus, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the final long index level or the final short index level is not available on the last possible determination date because of a continuing market disruption event, a non-trading day or for any other reason, the calculation agent will nevertheless determine the final long index level and the final short index level based on its assessment, made in its sole discretion, of the closing level of both indices on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction”under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

        The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences”below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

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SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

        This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

        Specified currency:

•	U.S. dollars (“$”)

        Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

        No interest: we will not pay interest on your notes

        Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

        Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

        Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Indices, Index Sponsors and Index Stocks

        In this prospectus supplement, when we refer to the indices, we mean the indices specified on the front cover page, or any successor to either of the indices, as it may be modified, replaced or adjusted from time to time as described under “—Discontinuance or Modification of the Indices” below. When we refer to the index sponsor as of any time, we

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mean the entity, including any successor sponsor, that determines and publishes the applicable index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the indices, as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

        The payment amount for each $1,000 face amount of your notes on the stated maturity date will be an amount, if any, in cash equal to:

•	if the long index outperforms the short index, such that the long index performance is greater than or equal to the short index performance, a percentage of the $1,000 face amount equal to 100% plus the lesser of (1) the maximum return or (2) the outperformance multiplied by the enhancement multiplier; or
•	if the long index underperforms the short index, such that the long index performance is less than the short index performance, a percentage of the $1,000 face amount equal to 100% minus the lesser of (1) the underperformance or (2) 100%.

        The outperformance cap is 8% and the enhancement multiplier is 2. The maximum return, which equals the outperformance cap multiplied by the enhancement multiplier, is 16%. If the long index outperforms the short index, then we will calculate the outperformance, which will be the long index performance minus the short index performance. If the short index underperforms the long index, then we will calculate the underperformance, which will be the short index performance minus the long index performance.

        The notes provide a return at maturity of 2% for every 1% that the long index outperforms the short index, up to the maximum return. If the long index underperforms the short index, for every 1% of underperformance you will lose 1% of your investment. You may lose the entire investment in your notes.

Initial long index level

        The initial long index level is 597.27.

Final long index level

        The calculation agent will determine the final long index level, which will be the closing long index level on the determination date, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and subject to adjustment as provided under “— Discontinuance or Modification of the Indices” below.

Initial short index level

        The initial short index level is 658.16.

Final short index level

        The calculation agent will determine the final short index level, which will be the closing short index level on the determination date, except in the limited circumstances described under “— Consequences of a Market Disruption Event” and subject to adjustment as provided under “— Discontinuance or Modification of the Indices” below.

Long index performance

        The long index performance is calculated by dividing the final long index level by the initial long index level, with the quotient expressed as a percentage.

Short index performance

        The short index performance is calculated by dividing the final short index level by the initial short index level, with the quotient expressed as a percentage.

Stated Maturity Date

        The stated maturity date will be December 31, 2008, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If December 23, 2008 is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after December 31, 2008 or, if December 31, 2008 is not a business day, later than the sixth business day after December 31, 2008. The calculation agent may postpone the determination date — and therefore the

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stated maturity date — if a market disruption event occurs or is continuing on the determination date or such day is not a trading day. We describe market disruption events under “— Special Calculation Provisions” below.

Determination Date

        The determination date for your notes will be December 23, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or such day is not a trading day, in each case with respect to either index. In that event, the determination date for both indices will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to either index. In no event, however, will the determination date be later than December 31, 2008 or, if December 31, 2008 is not a business day, later than the first business day after December 31, 2008.

Consequences of a Market Disruption Event or a Non-Trading Day

        As indicated above, with respect to either index, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date or that day is not a trading day, then the determination date for both indices will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing with respect to either index. In no event, however, will the determination date be postponed more than five scheduled business days.

        If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, in each case with respect to either index, that day will nevertheless be the determination date. If the calculation agent determines that the index level for either of the indices that must be used to determine the payment amount is not available on the last possible day, either because of a market disruption event, a non-trading day or for any other reason, in each case with respect to either index, the calculation agent will nevertheless determine the final long index level and the final short index level based on its assessment, made in its sole discretion, of the closing level of both indices on that last possible day.

Discontinuance or Modification of the Indices

        If either of the index sponsors discontinues publication of its applicable index and that index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

        If the calculation agent determines that the publication of either of the indices is discontinued and there is no successor index, or that the level of either of the indices is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.

        If the calculation agent determines that either index, the stocks comprising either index or the method of calculating either index is changed at any time in any respect — including any split or reverse split of either index, any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by either index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the final long index level and the final short index level, as applicable, used to determine the amount payable on the stated maturity date, is equitable.

        All determinations and adjustments to be made by the calculation agent with respect to any index may be made by the calculation agent

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in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the indices, market disruption events, business days, trading days, determination date, stated maturity date, final long index level, final short index level, long index performance, short index performance, default amount and amount payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman, Sachs & Co., our affiliate, is the initial calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

        When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading Day

        When we refer to a trading day with respect to the S&P 100® Index, we mean a day on which (i) the respective principal securities markets for all the index stocks underlying such index are open for trading, (ii) the index sponsor for such index is open for business and (iii) the index is calculated and published by such index sponsor. When we refer to a trading day with respect to the Russell 2000® Index, we mean a day on which (i) the index sponsor for such index is open for business, (ii) the index is calculated and published by such index sponsor, and (iii) the Russell 2000® Index futures are

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being traded on the Chicago Mercantile Exchange. When we refer to a trading day with respect to your notes, we mean a day which is both a trading day for the S&P 100® Index and a trading day for the Russell 2000® Index.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

        The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

        If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

        For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

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Market Disruption Event

        Any of the following will be a market disruption event with respect to either of the indices:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

        The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in the option or futures contracts relating to such index or to any index stock.

        For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to either of the indices or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to either of the indices or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or
•	an imbalance of orders relating to that stock or those contracts, or
•	a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

        As is the case throughout this prospectus supplement, references to an index in this description of market disruption events includes the applicable index and any successor index as it may be modified, replaced or adjusted from time to time.

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USE OF PROCEEDS AND HEDGING

        We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of futures and other instruments linked to the indices or index stock on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to any one or both of the indices or the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to one or both of the indices or some or all of the index stocks,
•	may take or dispose of positions in the securities of the index stock issuers themselves,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the U.S. equity markets, and/or
•	may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the indices or the index stocks. We expect these steps to involve sales of instruments linked to the indices or index stocks on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options, futures or other instruments linked to the indices or some or all of the index stocks or indices designed to track the performance of the stock exchanges or other components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Indices or the Index Stocks May Impair the Market Value of Your Notes” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

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THE INDICES

The Long Index

        The S&P 100® Index is a capitalization-weighted index of 100 major U.S. blue-chip companies. The index, a subset of the S&P 500®, was introduced in 1983. Additional information about the long index is available on the following website http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The Short Index

        The Russell 2000® Index of 2000 small-cap stocks is constructed to provide a comprehensive small-cap barometer. It is reconstituted annually by the index sponsor, Russell Investment Group, to ensure larger stocks do not distort the performance and characteristics of the true small-cap stocks. Additional information about the short index is available on the following website http://www.russell.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

Historical Closing Levels of the Indices

        The closing levels of the indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the indices during any period shown below is not an indication that the indices are more or less likely to increase or decrease at any time during the life of your notes.

        You should not take the historical levels of the indices as an indication of the future performance of the indices. We cannot give you any assurance that the future performance of the indices or the index stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Moreover, in light of current market conditions, the trends reflected in the historical performances of the indices may be less likely to be indicative of the performance of the indices during the period from the trade date until the determination date and of the final levels of the indices than would otherwise have been the case. In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes than would have otherwise been the case.

        Neither we nor any of our affiliates make any representation to you as to the performance of the indices. The actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

        The table below shows the high, low and final closing levels of the indices for each of the four calendar quarters in 2005, 2006 and 2007 and for the first calendar quarter of 2008, through March 10, 2008. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Long Index

	High	Low	Close
2005
Quarter ended March 31	584.43	555.90	561.86
Quarter ended June 30	572.34	543.60	558.07
Quarter ended September 30	577.51	558.58	566.80
Quarter ended December 31	583.24	544.50	570.00
2006
Quarter ended March 31	594.79	568.76	587.75
Quarter ended June 30	603.82	560.70	579.56
Quarter ended September 30	621.54	566.62	620.03

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Quarter ended December 31	664.42	619.24	660.41
2007
Quarter ended March 31	670.21	630.47	649.89
Quarter ended June 30	705.79	650.65	692.77
Quarter ended September 30	718.11	655.83	714.49
Quarter ended December 31	729.79	657.79	685.65
2008
Quarter ending March 31 (through March 10, 2008)	676.12	589.15	589.15

Quarterly High, Low and Closing Levels of the Short Index

	High	Low	Close
2005
Quarter ended March 31	644.95	604.53	615.07
Quarter ended June 30	644.19	575.02	639.66
Quarter ended September 30	688.51	643.04	667.80
Quarter ended December 31	690.57	621.57	673.22
2006
Quarter ended March 31	765.14	684.05	765.14
Quarter ended June 30	781.83	672.72	724.67
Quarter ended September 30	734.48	671.94	725.59
Quarter ended December 31	797.73	718.35	787.66
2007
Quarter ended March 31	829.44	760.06	800.71
Quarter ended June 30	855.09	803.22	833.70
Quarter ended September 30	855.77	751.54	805.45
Quarter ended December 31	845.72	735.07	766.03
2008
Quarter ending March 31 (through March 10, 2008)	753.55	643.97	643.97

License Agreement for Use of the S&P 100® Index

        Standard & Poor’s and Goldman, Sachs & Co. have each entered into a non-transferable, non-exclusive license agreement granting Goldman, Sachs & Co., its affiliates and its sub-licensees, in exchange for a fee, the right to use the S&P 100® Index in connection with the issuance of certain securities, including the notes. We are a sub-licensee of the license granted to Goldman, Sachs & Co.

        The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw-Hill, Inc. Standard & Poor’s has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 100® Index to track general stock market performance. Standard & Poor’s only relationship to us and to Goldman, Sachs & Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor’s and of the use of the S&P 100® Index which is determined, composed and calculated by Standard & Poor’s without regard to us or Goldman, Sachs & Co. or the Notes. Standard & Poor’s has no obligation to take our needs or those of Goldman, Sachs & Co. or the owners of the notes into consideration in determining, composing or calculating the Index. Standard &Poor’s is not responsible for and has not participated in the determination of the timing,

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prices or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be exchanged into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the notes.

        STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND / OR THE COMPLETENESS OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN, AND STANDARD & POOR’S SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, US AS SUB-LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

License Agreement for Use of the Russell 2000® Index

        We and Russell Investment Group (“Russell”) have entered into a non-transferable, non-exclusive license agreement granting us, in exchange for a fee, the right to use the Russell 2000® Index in connection with the issuance of certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion of Russell as to the advisability of investing in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to us is the licensing of certain trademarks and trade names of Russell and of the use of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to us or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation, express or implied, as to their accuracy or completeness or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

        RUSSELL DOES NOT GUARANTEE THE ACCURACY AND / OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN, AND RUSSELL SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US AS LICENSEE, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source;
•	or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax-exempt organization;
•	a regulated investment company;
•	a common trust fund;
•	a person that owns notes as a hedge or that is hedged against interest rate or currency risks;
•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;
•	or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

        Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

        You will be obligated pursuant to the terms of the notes - in the absence of an administrative determination or judicial ruling to the contrary - to characterize each of your notes for all tax purposes as a prepaid derivative contract in respect of the indices. Except as otherwise noted below, the discussion herein assumes that your notes will be so treated.

        Upon the sale or maturity of your notes, you should recognize short-term capital gain or loss in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes.

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        There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat each of your notes as a short-term contingent debt instrument. The tax treatment on such short-term debt instruments is uncertain. You should consult your tax advisor as to the tax consequences of owning such short-term debt instruments.

        It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

        For example, it is possible that the Internal Revenue Service could treat any gain that you recognize upon the maturity of your notes as ordinary income. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

        On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper Federal income tax treatment of an instrument such as your notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to treat the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate.

        In addition, a member of the House of Representatives recently introduced a bill that, if enacted, would require holders of the notes purchased after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

United States Alien Holders

        If the offered notes are treated as pre-paid derivative contracts, as described above, and you are a United States alien holder (as defined in the accompanying prospectus), you should not be subject to United States withholding tax with respect to payments on your notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status. On December 7, 2007, however, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding.

        As described above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

S-23

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

S-24

EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest”(within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager”(prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

S-25

SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $41,200. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        We expect to deliver the notes against payment therefor in New York, New York on March 17, 2008, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Goldman, Sachs & Co. has represented and agreed that:

S-26

        (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

        (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200.000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by

S-27

exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

S-28

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-7
Specific Terms of Your Notes	S-12
Use of Proceeds and Hedging	S-18
The Indices	S-19
Supplemental Discussion of Federal Income Tax Consequences	S-22
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employment Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$15,000,000

The Goldman Sachs Group, Inc.

Enhanced Outperformance Notes due 2008
(Linked to the S&P 100® Index and the Russell 2000® Index)

Medium-Term Notes,
Series B

Goldman, Sachs & Co.